As filed with the Securities and Exchange Commission on April 8, 2026

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QNB Corp.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-18082
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

15 North Third Street
Quakertown, Pennsylvania 18951

(Address and zip code of Principal Executive Offices)

The Victory Bancorp, Inc. 2021 Omnibus Incentive Plan

The Victory Bancorp, Inc. 2013 Equity Incentive Plan

(Full title of the plan)

David W. Freeman

Chief Executive Officer

QNB Corp.

15 North Third Street, P.O. Box 9005

Quakertown, Pennsylvania 18951-9005

(Name and Address of agent for service)

(215) 538-5600

(Telephone number, including area code, of agent for service)

Copies to:

David W. Swartz, Esquire

Stevens & Lee, P.C.

111 North Sixth Street

Reading, Pennsylvania 19601

(610) 478-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed in order to register 1,000 shares of common stock, par value $0.625 per share (the “Common Stock”), of QNB Corp. (“QNB”), which may be issuable in respect of restricted stock awards and stock option awards that were granted under The Victory Bancorp, Inc. (“VBI”) 2021 Omnibus Incentive Plan (the “2021 Plan”) and VBI 2013 Equity Incentive Plan (together with the 2021 Plan, the “Plans”), which awards were assumed by QNB in connection with QNB’s acquisition of VBI pursuant to the Agreement and Plan of Merger, dated as of September 23, 2025, by and between QNB and VBI.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be delivered to holders of the assumed awards as specified under Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by QNB with the Commission are incorporated herein by reference:

• QNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 16, 2026;

• QNB’s Current Reports on Form 8-K filed with the Commission on February 19, 2026, February 25, 2026 and April 7, 2026; and

• The description of the Common Stock, as set forth in the registration statement on Form 10 filed by QNB pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating or supplementing such registration statement, including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2022.

All documents filed by QNB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any report, document or portion thereof that is furnished to, but not filed with, the Commission is specifically not incorporated by reference unless such report, document or portion thereof expressly provides to the contrary.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable

.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness.

Our bylaws generally provide for (1) indemnification of our directors, officers, employees, and agents and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Number	Description

3.1	Articles of Incorporation of the Registrant, as presently in effect (incorporated by reference to Exhibit 3(i) of the Registrant’s Annual Report on Form 10‑K, filed with the SEC on March 13, 2015).

3.2	Bylaws of the Registrant, as presently in effect (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the SEC on April 7, 2026).

5.1	Opinion and consent of Stevens & Lee, P.C.

10.1	The Victory Bancorp, Inc. 2021 Omnibus Incentive Plan

10.2	The Victory Bancorp, Inc. 2013 Equity Incentive Plan

23.1	Consent of Baker Tilly US, LLP

23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1).

24.1	Powers of Attorney of Directors and Officers (included on signature page).

107.1	Filing Fee Table

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, QNB certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Quakertown, Commonwealth of Pennsylvania, on April 8, 2026.

QNB CORP.

By:	/s/ David W. Freeman
David W. Freeman
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Freeman, Jeffrey Lehocky, and Mary E. Liddle, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David W. Freeman	President and Chief Executive Officer (Principal Executive Officer) and Director	April 8, 2026
David W. Freeman

/s/ Jeffrey Lehocky	Executive Vice President and Chief Financial	April 8, 2026
Jeffrey Lehocky	Officer (Principal Financial Officer)

/s/ Mary E. Liddle	Senior Vice President, Chief Accounting Officer	April 8, 2026
Mary E. Liddle	(Principal Accounting Officer)

/s/ Randy S. Bimes	Director, Chairman	April 8, 2026
Randy S. Bimes

/s/ Joseph W. Major	Director, Vice Chairman	April 8, 2026
Joseph W. Major

/s/ Autumn R. Bayles	Director	April 8, 2026
Autumn R. Bayles

/s/ Laurie A. Bergman	Director	April 8, 2026
Laurie A. Bergman

/s/ Kenneth F. Brown, Jr.	Director	April 8, 2026
Kenneth F. Brown, Jr.

/s/ Gerald E. Gorski	Director	April 8, 2026
Gerald E. Gorski

/s/ Kevin L. Johnson	Director	April 8, 2026
Kevin L. Johnson

/s/ Jennifer L. Mann	Director	April 8, 2026
Jennifer L. Mann

/s/ Ranajoy Ray-Chaudhuri	Director	April 8, 2026
Ranajoy Ray-Chaudhuri

/s/ Randall E. Stauffer	Director	April 8, 2026
Randall E. Stauffer

/s/ W. Randall Stauffer	Director	April 8, 2026
W. Randall Stauffer

/s/ Scott R. Stevenson	Director	April 8, 2026
Scott R. Stevenson